Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:	Press Contact:
Suzanne Schmidt IDT Investor Relations Phone: (415) 217-4962 E-mail: suzanne@blueshirtgroup.com	Daniel Aitken IDT Senior Director of Corporate Marketing and Communications Phone: (408) 574-6480 E-mail: daniel.aitken@idt.com

Financial Contact for GigPeak, Inc.:
Jim Fanucchi Darrow Associates Phone: (408) 404-5400 E-mail: jim@darrowir.com

IDT TO ACQUIRE GIGPEAK FOR $3.08 PER SHARE

•	Projected to add approximately $16M of quarterly revenue at 70% non-GAAP gross margin
•	Immediately accretive to earnings in first full quarter following close
•	Creates New Industry Franchise in High Performance Optical Interconnect
•	Extends IDT Leadership in Communications & Cloud Data Center Products
•	Conference call to be held on Tuesday, February 14, 2017 at 5am PT / 8am ET

SAN JOSE, Calif., February 13, 2017 — Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI) and GigPeak, Inc. (NYSE MKT: GIG) today announced that they have signed a definitive agreement for IDT to acquire GigPeak, Inc., for total cash consideration of $3.08 per share, or approximately $250 million in cash.  This per share consideration would represent a premium of approximately 22% to GigPeak’s closing share price on February 10, 2017.

The acquisition of GigPeak provides IDT with a highly regarded optical interconnect product and technology business that is complementary to  IDT’s leadership position in real-time interconnect products.

GigPeak’s optical interface products are already broadly used by leading companies in the Communications, Cloud Data Center, and Military/Aviation markets.  IDT will now provide seamless ultra-high speed data connectivity products using electrical, RF, and optical technologies.

“GigPeak is a recognized leader in high performance Optical, RF, and Video Transport technology, and is a perfect fit for IDT.  The products, technology, and culture of GigPeak all complement and represent an acceleration of our current strategy,” said Gregory Waters, IDT President & CEO.  “We gain an exceptional group of talented people and valuable intellectual property with the GigPeak team, and welcome them into one of the most innovative companies in the semiconductor industry.”

"IDT’s acquisition of GigPeak will be a meaningful milestone for all of our stakeholders -- stockholders, employees, customers and partners," said Dr. Avi Katz, Founder, Chairman and CEO of GigPeak, Inc. “We find an exceptional culture, customers, business and technology compatibility with IDT, and we are delighted to join this fine team. Upon the consummation of this acquisition, our leading product suite, which currently addresses the need for greater bandwidth across the network, will now have the advantage of leveraging the scale of resources and broad distribution channels of IDT.”

Offer Recommended by GigPeak Board of Directors

Under the terms of the merger agreement, IDT will commence a tender offer to acquire all of the issued and outstanding common stock of GigPeak for $3.08 per share. The implied fully-diluted equity value of the offer amounts to approximately $250 million.

The Boards of Directors of both GigPeak and IDT have unanimously approved the terms of the merger agreement, and the Board of Directors of GigPeak has resolved to recommend that stockholders accept the offer, once it is commenced.

The acquisition is structured as an all-cash tender offer for all outstanding issued common stock of GigPeak followed by a merger in which remaining shares of GigPeak would be converted into the same dollar per share consideration as in the tender offer. The transaction is not subject to a financing condition, and completion is anticipated during the second calendar quarter of 2017.

The transaction is subject to customary conditions, including the tender of the majority of the outstanding GigPeak shares and the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close during the second calendar quarter of 2017. GigPeak is expected to be delisted from the NYSE MKT and integrated into IDT thereafter.

Cowen and Company, LLC and Needham & Company, LLC acted as financial advisers and Crowell & Moring LLP acted as legal adviser to GigPeak.  J.P. Morgan Securities LLC acted as exclusive financial adviser to IDT and provided financing commitment for the transaction, and Latham & Watkins LLP acted as legal adviser to IDT.

Conference Call

IDT management will host a conference call on Tuesday, February 14, 2017 to discuss the transaction at 5:00 a.m. PT / 8:00 a.m. ET. This call will replace GigPeak’s previously scheduled earnings call which has been canceled. The call can be accessed by dialing 877-852-6583 (toll free) using passcode 1358127.  The call will also be webcast live on the IDT website at www.idt.com and on the GigPeak website at www.gigpeak.com. A replay of the webcast will be made available on the IDT and GigPeak websites beginning at 9:00 a.m. ET tomorrow.

About IDT

Integrated Device Technology, Inc. develops system-level solutions that optimize its customers’ applications. IDT’s market-leading products in RF, real-time interconnect, wireless power, and SmartSensors are among the company’s broad array of complete mixed-signal solutions for the communications, computing, consumer, automotive and industrial segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT can be found at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, YouTube and Google+

About GigPeak

GigPeak, Inc. (NYSE MKT: GIG) is a leading innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the cloud. The focus of the company is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of the Internet of Things, leveraging its strength in high-speed connectivity and high-quality video compression. The extended product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost-efficient custom ASICs.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of GigPeak’s common stock described in this press release has not commenced. At the time the tender offer is commenced, IDT will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and GigPeak will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to GigPeak’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of GigPeak and the timing, benefits and financing thereof, IDT’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on IDT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to IDT’s ability to complete the transaction on the proposed terms and schedule; whether IDT or GigPeak will be able to satisfy their respective closing conditions related to the transaction; whether sufficient stockholders of GigPeak tender their shares of GigPeak common stock in the transaction; whether IDT will obtain financing for the transaction on the expected timeline and terms; the outcome of legal proceedings that may be instituted against GigPeak and/or others relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of IDT’s shares could decline, as well as other risks related to IDT’s and GigPeak’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in IDT’s and the GigPeak’s respective SEC filings and reports, including the Annual Report of GigPeak on Form 10-K for the year ended December 31, 2015 and the Annual Report of IDT on Form 10-K for the year ended April 3, 2016. IDT undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.